GEOGLOGICAL EVALUATION REPORT
KODIAK LODE MINING CLAIM
CLARK COUNTY, NEVADA, USA

Prepared For:

Kodiak International, Inc.
1802 North Carlson Street, Suite 212
Carson City, NV 89701

Prepared by:

O. Jay Gatten
Utah Professional Geologist 5222768-2250
North American Exploration, Inc.
447 North 300 West, Suite 3
Kaysville, UT 84037

(801) 544-3421
www.nae-xploration.com

September 24, 2008



TABLE OF CONTENTS

1.0  INTRODUCTION
2.0  SUMMARY
3.0  PROPERTY DESCRIPTION, LOCATION AND ACCESS
4.0  PHYSIOGRAPHY, CLIMIATE, VEGETATION AND WATER
5.0  HISTORY
6.0  REGIONAL GEOLOGY
  6.1  General
  6.2  Proterozoic Structural Features
  6.3  Tertiary Structural Features
7.0  PROPERTY GEOLOGY
8.0  REGIONAL MINERALIXATION
9.0  PROPERTY MINERALIXATION
10.0  CONCLUSIONS AND RECOMMENDATIONS
11.0  RECOMMENDED WORK PLAN
12.0  STATEMENT OF CERTIFICATION
13.0  SELECTED REFERENCES

TABLE

Table 1  CERTIFICATE OF LOCATION
Table 2  US BUREAU OF LAND MANAGEMENT SERIAL REGISTER PAGE

ILLUSTRATIONS

Figure 1  Location Map
Figure 2  Claim Map
Figure 3  Claim Location
Figure 4  Surface Geology



1.0 INTRODUCTION
  At the request of Mr. Henry Bush of Kodiak International, Inc., the writer has prepared this geological evaluation report on the Kodiak Lode mining claim. This report recommends an exploration program to continue the exploration and development of the claim with a view to establish sufficient mineral-bearing reserves to base a productive and profitable operation.

2.0 SUMMARY
  The Kodiak lode mining claim is 20.66 acres in size and is located in the Sunset (Lyon) Mining District in the extreme southern portion of the State of Nevada, USA (Figure 1). The claim covers former exploratory workings on a gold/silver showing.
  The claim is situated in the southwestern most portion of the Sunset Mining District. Although less known than other Districts in southern Nevada, it has a history of minor gold and silver production. The Lucy Gray Mine was the largest producer in the District and is located about two (2) miles to the east. Production from the mine is estimated at $50,000, including 542 ounces of gold (at a grade of perhaps 0.32 ounces of gold per ton).
  The Kodiak claim is underlain by folded and faulted metamorphic rocks of Precambrian age. The description of the rocks is a quartz-feldspar-biotite gneiss. A surface exploratory working is located on the property. Gold and silver mineralization is controlled by broken and fractured rocks in an east-west trending shear zone.
   A program of mapping, samplying trenching and drilling is recommended to explore for and delineate potentially economic gold bearing mineral zones on the Kodiak Lode mining claim.

3.0 PROPERTY DESCRIPTION, LOCATION AND ACCESS
  The property consists of one lode mining claim, 20.66 acres in size, which is recorded as the Kodiak Lode mining claim. The Kodiak Lode claim was located June 14, 2008 by Emil Leimanis, Agent for Kodiak International. The claim was recorded with the Clark County, Nevada Recorder on June 19, 2008. (Table 1). The Certificate of Location and Map are recorded in Book 20080619, instruments 215 & 216. The claim was then filed with the US Bureau of Land Management on August 25, 2008 and a recording fee of $170 and a 2009 maintenance fee of $125 was paid (Table 2). The claim has been assigned the Serial Number NMC 996444.

The Kodiak Lode mining claim is located at the common corner of townships 27 and 28S and ranges 59 and 60 east. This includes portions of:
  Section 36, T27S - R59E
  Section 31, T27S-R60E
  Section 1, T28S-R59E
  Section 6, T28S-R60E

The claim is located within the southwestern most portion of the Sunset
(Lyon) Mining District of Clark County, Nevada. This is within the Mesquite Lake 1 degree x 2 degree quadrangle map and the Desert 7 1/2 minute quadrangle.

Access from Las Vegas, Nevada to the Kodiak Lode claim is southward via Interstate I-15 for about 30 miles to Jean, then another 10 miles to the Primm/Stateline Casino complex. Then travel south into California past a gold complex to the Desert railroad siding. From this point, it is a few miles easterly on unimproved roads to the property.

In accordance with USA mining regulations, the Kodiak Lode mining claim is in good standing until September 1, 2009. Thereafter, a maintenance fee of $125 must be paid annually by September 1st and a "Notice of Intent to Hold" document should be filed annually with the Clark County Recorder.

4.0  PHYSIOGRAPHY, CLIMATE, VEGETATION AND WATTER
The Kodiak Lode mining claim is located at the southwest end of the Lucy Gray Mountain Range, a north-south trending range of mountains in an area of relatively low topographic relief. Elevations range from about 950 to 1000 above sea level.

The area is of typically desert climate with high temperatures and very low precipitation. Vegetation consists of sparse desert shrubs and cactus. There is no surface water, but water would be available from valley wells.

5.0 HISTORY
The history of the Sunset Mining District began in 1897 with prospecting and small mining operations, but the Lucy Gray Mine, the chief producing property in the District did not begin operations until 1905. Total production from this property is estimated at $50,000, principally in gold with lesser amounts of silver, lead and copper. Major production occurred during the period of 1911-1938, and the mine closed in 1941 owing to World War II. This mine is located only about two (2) miles east of the Kodiak Lode claim.

Production from the Lucy Gray Mine was 1690 tons, with recovered metals as follows:

Gold oz        Silver oz   Copper (lbs)       Lead (lbs)
542              597           400              16,033

The grade of the gold ore produced was 0.32 ounces per ton.

The history of the exploration in the Kodiak Lode mining claim is not well known. Very limited exploration was done in the area, primarily during the early 1900's. Another period of exploration occurred in the 1980's, spurred by the high price of gold. This work consisted of various surface exploration work done near the Lucy Gray Mine and on surrounding ridges, including the Kodiak Lode claim. The Lucy Gray Mine development included a two component vertical shaft 300 feet deep with main levels at 100, 200 and 300 feet elevations, and five (5) short adits, none of which were over 100 feet long. Total workings comprised 1,200 feet.

6.0 REGIONAL GEOLOGY
   6.1 General
The Sunset (Lyon) District lies in the southern portion of the Basin and Range physiographic province. The current topography is the result of extension by block faulting during the Miocene and Pliocene Epochs. The Lucy Gray Range is a typical north-south trending range.

The majority of the Lucy Gray Range consists of complexly folded and faulted metasedimentary and metaigneous rocks of Precambrian age, about 1,700 Ma. (Dewitt, 1989) These rocks have been intruded by small quartz monzonite bodies which are also though to be of Precambrian (Early Proterozoic) age. A titled section of Miocene volcanic rocks occurs along the eastern border of the range, outside the claim boundary. These rocks are the Mount Davis Volcanics which are predominately lave flows ranging in composition from basalt to rhyolite (Bingler & Bonham, 1973).

   6.2 Proterozoic Structural Features
The deformational events are recorded by structures in early Proterzoic rocks in the general area. These events, from oldest to youngest, are
1) formation of foliation during high grade metamorphism; 2) minor open to tight folding of the metamorphic foliation; and 3) development of mylonitic shear zones. The metamorphic foliation in the area generally strikes north to northeast and dips to the west at moderate to steep angles. Mylonitic shear zones ranging from less than one inch to as much as 75 feet thick cut early Proterozoic gneiss and the younger igneous rocks. The shear zones strike north and west and dip to the west and south at moderate to low angles.

   6.3 Tertiary Structural Features
The major Tertiary structures are north-trending normal faults that dip steeply westward, most in excess of 70 degrees. Two significant northwest-trending faults are mapped in the southern portion of the Lucy Gray Range. There may also be yet-unrecognized frontal faults which characteristically bound other ranges in the Basin and Range Province.

7.0 PROPERTY GEOLOGY
Bedrock of the Kodiak Lode claim consists of garnet-bearing metamorphic rock. This rock is a quartz-feldspar-biotite gneiss of early Precambrian age. The gneiss is locally intruded by pegmatite dikes which carry sub-angular fragments of dark schist (Bingler and Bonham, 1973). East-west trending shear zones cut the gneiss and are locally iron-strained.

8.0 REGIONAL MINERALIZATION
It is reported that the ore deposits at the Lucy Gray Mine are located along the southeast border of an elliptical vertical body of broken rock termed a "breccia pipe". This pipe covers an area approximately 200 feet by 150 feet in size. Breccia fragments within the pipe range up to one foot wide and are cut by quartz veins up to several inches wide. The breccia is heavily stained with iron and manganese oxides. The high grade gold within the pipe is confined to the hydrothermal quartz veins and fractures.

The western workings follow an east-west shear zone in quartzite and schist bedrock and show a greater degree of iron staining than the eastern workings where the mine is located. The shear zone is cemented with sulfide-bearing quartz and both are cut by calcite and siderite veins. Gangue minerals are jasper, quartz and iron oxides. There are also minor amounts of copper and lead sulfide minerals.

9.0 PROPERTY MINERALIXATION
The favorable host rock for the indicated mineralization at the Kodiak Lode mining claim is indicated to be a shear zone in Precambian gneiss. There may also be unrecognized "breccia pipes". Although information about mineralization on the claim is not known, the mineralization at the Lucy Gray Mine, located only two miles east, is reported as high-grade gold with minor amounts of silver, copper sulfide and lead sulfide minerals. Production for the Lucy Gray Mine is reported at 542 ounces of gold, 597 ounces of silver, 16,033 pounds of lead and minor copper.

10. CONCLUSIONS AND RECOMMENDATIONS
   The Kodiak Lode mining claim contains surface exploratory workings on mineralized structures that could hot high grade gold deposits. The nature of the mineralization in the Sunset Mining District, and the Lucy Gray Mine, is controlled by highly-faulted and broken zones in "breccia pipes" and east-west trending shear zones. The Kodiak Lode claim should be explored for mineral deposits with economic potential in the shear zones and possible "breccia pipe". The intersection of the east-west trending shear zones found in the Lucy Gray Mine and a possible range-front fault bounding the west side of the range would also be an excellent exploration target..

11.0 RECOMMENDED WORK PLAN
   A six (6) stage program is recommended for the exploration of the Kodiak Lode mining claim. Initially a program of mapping, prospecting, trenching and sampling should be completed over the indicated mineral zone to determine geological controls to, and the nature of, the indicated mineralization. As follow up to the initial investigation of the mineralized structure, a geophysical survey (VLF-EM) and soil sampling are recommended to be completed along the determined extension of known mineral zones. Sampling would then be completed within favorable target areas. As a sixth phase, diamond drilling of the prime target zones should be completed.

Phase 1
   Mapping and sampling over known zone                    $7,500
Phase II
   Soil Sampling                                           $5,000
Phase III
   VLF-EM Survey                                          $10,000
Phase IV
   Trenching                                              $50,000
Phase V
   Report Preparation/Data Management                     $10,000
                                                          -------
                   Total Estimated Cost                   $82,500
Phase VI
   Rotary Drilling and Sampling                          $150,000

Stage I of the recommended program is estimated to take four(4) weeks to complete.
Stage II of the recommended program is estimated to take one(1) week to complete.
Stage III of recommended program is estimated to take two(2) weeks to complete.
Stage IV of the recommended program is estimated to take four(4) weeks to complete.
Stage V of the recommended program is estimated to take four(4) weeks to complete.
Stage VI of the recommended program is estimated to take six(6) weeks to complete.

12.0 STATEMENT OF CERTIFICATION
   I, O. Jay Gatten, B.S.Geology, do hereby certify that:
   1. I am Chairman and CEO of North American Exploration, Inc., 447 North 300 West, Suite #3, Kaysville, UT 84037, USA.
   2. I graduated with a Bachelors of Science degree from Brigham Young University, Provo, Utah, in 1964. I am the author of this report titled, "Geological Evaluation Report Kodiak Lode Mining Claim, Clark County, Nevada, USA" dated September 24, 2008 (the "Report") and am responsible for all of the contents of the Report.
   3. I am a "Certified Professional Geologist" (4584) with the American Institute of Professional Geologists and have been since September 14, 1979.
   4. I am a Professional Geologist (5222768-250) in the State of Utah and have been since December 31, 2004.
   5. I am a member of the Society of Mining, Metallurgy and Exploration (Member #194,395) and have been since 1971.
   6.  I have practiced my profession of mineral exploration since
1964.
   7. I was employed as an exploration geologist by Phillips Petroleum, US Borax (Rio Tinto) and Cerro Corporation.
   8. I have been employed as a consulting mineral exploration geologist since 1975. During this time, my Clients have included Phillips Petroleum, Rio Tinto, Tech Cominco, DeBeers, FMC Corporation, Gold Fields, Sante Fe Mining, Placer Dome, Cortez Gold, Barrick Gold and various "junior" mining companies.
   9. As a consulting geologist I have been involved in many gold exploration projects in Nevada for the last 28 years. This contract work involved taking various properties from the "grass roots" stage of exploration to pre-feasibility work, with emphasis on field projects. The properties include Paradise Peak, Twin Creeks, Cortez Gold, Bald Mountain, Hog Ranch and the Jerritt Canyon District.
   10. I have no involvement with the Kodiak Lode Mining Claim, or Kodiak International, Inc., and I am independent of the client.
   11. Opinions and geological interpretations expressed herein are based on the information provided and the general experience and expertise possessed by the consultant. These opinions are offered up as further information for the consideration of the general public and are subject to change as new data is acquired and digested.

13.0 SELECTED REFERENCES

Bingler, E.C. and Bonham, H.E.Jr. (1973) Reconnaissance Geologic Map of the McCullough Range and Adjacent Areas, Clark County, Nevada: Nevada Bur. Of Mines and Geology Map 45 scale 1:125,000.

DeWitt, E., et al (1989) Mineral Resources of the South McCullough Mountains Wilderness Study Area, Clark County, Nevada: US Geol. Survey Bull. 1730-C, 24.

House P.K., et al (2006) Surficial Geologic Map of the Ivanpah Valley Area, Clark County, Nevada: Nevada Bureau of Mines and Geology Map 156, scale 1:24,000.

House, P.K. (2006) Geologic Assessment of Piedmont and Playa Flood Hazards of the Ivanpah Valley part of the Roach and Desert 7.5
Quadrangles, Clark County, Nevada: Nevada Bureau of Mines Open file Report 06-10F, Scale 1:24,000.

Longwell, CR, et. Al., (1965) Geology and Mineral Deposits of Clark County, Nevada: Nevada Bur. Of Mine and Geology Bull. 62, 218p.

Dated, signed and sealed by the undersigned this 24th day of September, 2008.

Respectfully submitted.

/s/O. Jay Gatten, Utah Professional Geologist